Exhibit 23.6

CONSENT OF ERIN WORKMAN

The undersigned hereby consents to the inclusion in or incorporation by reference in this registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. (“Trilogy”), which is being filed with the United States Securities and Exchange Commission, to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and to the use of the scientific and technical information, including any reserve and resource estimates, included in (i) the “Bornite Project” section in Trilogy’s Annual Report on Form 10-K for the year ended November 30, 2016; (ii) Trilogy’s Management’s Discussion and Analysis for the quarter and year ended November 30, 2016; and (iii) Trilogy’s Management’s Discussion and Analysis for the quarter ended February 28, 2017.

DATED: November 17, 2017

/s/ Erin Workman
Name: Erin Workman